Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Appointment

of Parvinderjit Singh Khanuja, M.D. to its Board of Directors

MECHANICSBURG, PENNSYLVANIA – November 2, 2021 – Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced the appointment of Parvinderjit Singh Khanuja, M.D. to its Board of Directors (the “Board”), effective on November 1, 2021. Dr. Khanuja’s Board term will expire at Select Medical’s 2023 Annual Meeting of Stockholders, at which time he will stand for election along with the other director nominees standing for election at that meeting.

“We are very pleased to welcome Dr. Khanuja to the Select Medical Board of Directors,” said Robert A. Ortenzio, Executive Chairman and Co-Founder of Select Medical. “Dr. Khanuja brings to Select Medical over three decades of experience in the practice of medical oncology and as a business leader. He will share an important perspective and will be a valued addition to the Board.”

Dr. Khanuja joins the Board with over 30 years of experience as a medical oncologist. Dr. Khanuja is the founder and Managing Partner of Ironwood Physicians, PC, the largest cancer treatment center in the Phoenix, AZ metropolitan area with over 100 providers. Dr. Khanuja is a Diplomate, Subspecialty Board of Medical Oncology and Hematology and is a Fellow of the American College of Physicians (FACP). Dr. Khanuja is a board member of the Five Rivers Foundation, which is primarily involved in social causes and scholarships. He is also a member of the Board of Trustees of the Phoenix Art Museum.

Dr. Khanuja completed his medical degree at Christian Medical College in Ludhiana, India. His fellowship followed at Wayne State University School of Medicine in Detroit.

About Select Medical

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on the number of facilities. As of September 30, 2021, Select Medical operated 100 critical illness recovery hospitals in 28 states, 30 rehabilitation hospitals in 12 states, and 1,850 outpatient rehabilitation clinics in 39 states and the District of Columbia. Select Medical's joint venture subsidiary Concentra operated 519 occupational health centers in 41 states. Concentra also provides contract services at employer worksites. At September 30, 2021, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation